FINISHMASTER INC. AND SUBSIDIARY

EXHIBIT 11.1-STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

                                                   Nine Months
NET INCOME FOR COMPUTATION                            Ended       Year Ended March 31,
   OF PER SHARE AMOUNTS                            December 31,     1995      1994
                                                      1996
-----------------------------------------------------------------------------------------
Net Income attributable to common stock-- primary
     and fully diluted                              $  660,000   $2,649,000   $3,462,000
                                                    ==========   ==========   ==========

PRIMARY
-----------------------------------------------------------------------------------------
Average shares outstanding                           6,000,103    6,000,000    6,000,000

Neteffect of dilutive  stock  options--based
     on the Treasury Stock Method using
     average market price                                    0       46,000            0
                                                    ----------   ----------   ----------
                    TOTAL                            6,000,103    6,046,000    6,000,000

PER SHARE AMOUNT(1)                                 $     0.11   $     0.44   $     0.58
                                                    ==========   ==========   ==========


FULLY DILUTED
-----------------------------------------------------------------------------------------
Average shares outstanding                            6,000,103   6,000,000   6,000,000

Net effect of dilutive stock options--based on the
   Treasury Stock Method using the quarter-end
   market price if higher than average market price           0      46,000      39,634
                                                    ----------   ----------   ----------
                        TOTAL                         6,000,103   6,046,000   6,039,634

PER SHARE AMOUNT(1)                                   $    0.11   $    0.44   $    0.57
                                                      =========   =========   =========

(1) Aggregate dilution from stock options is less than three percent of earnings per common share outstanding and therefore need not be reported for either primary or fully diluted earnings per share.